Exhibit 77(q)(1)

                                    EXHIBITS

(a)(1) Certificate of Amendment to the Registrant's Trust Instrument changing the Registrant's name from "Pilgrim Variable Products Trust" to "ING Variable Products Trust", replacing "Pilgrim" with "ING" in each Portfolio's name, and changing the name of the Pilgrim VP Growth and Income Portfolio to "ING VP Large Company Value Portfolio."

(a)(2) Amendment to the Registrant's Trust Instrument removing the upper limit on the number of Trustees that the Board of Trustees may set from time to time is attached herewith.

(b)(1) The text of the Research Enhanced Index Portfolio's modified investment strategies is incorporated by referenced to a supplement dated August 1, 2001 to the Registrant's Class S Prospectus dated May 1, 2001, as filed with the Securities and Exchange Commission ("SEC") via EDGAR on August 15, 2001.

(b)(2) The text of the MagnaCap Portfolio's modified investment strategies is incorporated by referenced to a supplement dated October 1, 2001 to the Registrant's Class R Prospectus dated May 1, 2001, as filed with the SEC via EDGAR on October 1, 2001.

(b)(3) The text of the International Value Portfolio's modified investment policies is incorporated by reference to a supplement dated October 1, 2001 to the Class S Prospectus dated May 1, 2001, as filed with the SEC via EDGAR on October 3, 2001.